EXHIBIT 23A8

SSgA FUNDS

AMENDMENT NO. 29 TO

THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

Addition of Trustee to the Trust

THIS AMENDMENT NO. 29 to the First Amended and Restated Master Trust Agreement, dated October 13, 1993, as amended (also referred to as the Agreement and Declaration of Trust), is made as of the 24th day of September, 2009:

WITNESSETH:

WHEREAS, at a duly constituted meeting of the Trustees held on September 24, 2009, the following resolutions were adopted by the Trustees:

RESOLVED, that pursuant to Section 3.1(b) of the Amended and Restated Master Trust Agreement of the SSgA Funds (the Trust) dated October 13, 1997, as amended, the number of Trustees of the Trust forming the Board of Trustees shall be increased from eight to nine;

RESOLVED, that the nomination by the Governance Committee of the appointment of Ms. Diane B. Glossman to serve as a Trustee in accordance with terms and provisions of the Trust Agreement and Bylaws of the SSgA Funds be, and it hereby is, approved.

RESOLVED, that Section 3.1(a) of the Trust Agreement be amended as follows:

(a)           Trustees.  The Trustees hereof and of each Sub-Trust hereunder shall be Lynn L. Anderson, William L. Marshall, Steven J. Mastrovich, Patrick J. Riley, Richard D. Shirk, Bruce D. Taber, Henry W. Todd, Shawn C.D. Johnson, and Diane Glossman;

RESOLVED, that the officers of the Trust be, and they hereby are, authorized, empowered and directed to take other such action as may be necessary to give effect to the foregoing resolutions including, but not limited to, filing of an amendment to the Trust Agreement of the Trust with the Commonwealth of Massachusetts, City of Boston and State of Washington.

NOW, THEREFORE,

Section 3.1(a) of the Agreement and Declaration of Trust is amended as follows:

Trustees.  The Trustees hereof and of each Sub-Trust hereunder shall be Lynn L. Anderson, William L. Marshall, Steven J. Mastrovich, Patrick J. Riley, Richard D. Shirk, Bruce D. Taber, Henry W. Todd, Shawn C.D. Johnson, and Diane B. Glossman;

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Master Trust Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the day and year first above written.

SSgA FUNDS

/s/ Carla L. Anderson
Carla L. Anderson
Assistant Secretary